UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 4th, 2005

CANARGO ENERGY CORPORATION

( Exact Name of Registrant as Specified in its Charter )

Delaware	001-32145	91-0881481

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

CanArgo Energy Corporation
P.O. Box 291, St. Peter Port
Guernsey, British Isles		GY1 3RR

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (44) 1481 729 980

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The matters discussed in this Current Report on Form 8-K include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 4, 2005 Ninotsminda Oil Company Limited (“NOC”), a wholly-owned indirect operating subsidiary of CanArgo Energy Corporation, (“CanArgo”), signed a new Crude Oil Sales Agreement with a minimum term of 45 months (the “Agreement”) with Primrose Financial Group, a British Virgin Islands company (“Primrose”), whereby NOC agreed to sell and PFG agreed to purchase crude oil produced from the Ninotsminda Field located within the Ninotsminda Production Contract Area in Georgia. The principal terms of the Agreement provide as follows:

(i) NOC will make available to Primrose NOC’s entire share of production from the Ninotsminda Field including a minimum total amount of 68,555 metric tonnes (the “Minimum Contract Quantity”). In the event NOC fails to produce the Minimum Contract Quantity it will have no liability to Primrose;

(ii) NOC will make monthly deliveries of oil of normal export quality subject to certain specifications at Georgian Oil’s storage reservoirs at Samgori (NGDU);

(iii) The price for the oil will be paid in US Dollars (“USD”) per net US Barrel delivered at the delivery point equal to the average of the mean of three quotations in Platts Crude Oil Marketwire for Brent Dated Quotations minus a discount: in USD ranging for sales (a) up to the Minimum Contract Quantity from USD 6.00 to USD 7.50 based on Brent prices per barrel ranging from less than USD 15.00 to greater than USD 25.01, respectively; and (b) for sales of oil in excess of the Minimum Contract Quantity at the “Commercial Discount in Georgia” (as defined) less USD 0.10 per barrel; and

(iv) Primrose will pay NOC for the monthly quantity of oil in advance of delivery.

NOC’s obligations are subject to customary Force Majeure provisions, title and risk of loss pass to buyer at the delivery point, NOC agrees to assist the buyer to sell the oil locally or export oil in accordance with applicable law and the Agreement is governed by English law.

Other than for the Agreement, there is no material relationship between CanArgo and its affiliates and Primrose.

In connection with entering into the Agreement, as described in Item 1.02 below, NOC also terminated an existing contract with Primrose Financial Group.

A copy of the Agreement between NOC and Primrose is attached as Exhibit 10.1.

2

Item 1.02. Termination of a Material Agreement

On February 4, 2005, pursuant to written agreement (the “Termination Agreement”) NOC terminated a Crude Oil Sales Agreement dated May 5, 2004 by and between NOC and Primrose (the “Original Agreement”) pursuant to which Primrose agreed to purchase 8,400 metric tonnes (approximately 64,000 barrels) of oil per month and in connection therewith had paid a security deposit of USD2, 300, 000 (“Security Deposit”) as a guarantee for purchasing crude oil and payment of the purchase price therefor. Pursuant to the Termination Agreement, as a condition to the termination of the Original Agreement, NOC agrees to repay the Security Deposit and the parties agree to enter into the new Agreement described in Item 1.01 above. Apart from repaying the security deposit, NOC is not required to make any other payments to Primrose in connection with the termination of the Original Agreement.

NOC and Primrose have agreed to terminate the Original Agreement and enter into the new Agreement because Primrose received an early repayment of its Security Deposit and obtained an extended term over which it can purchase crude oil produced from the Ninotsminda Field while NOC has obtained better commercial terms for the sale of its production.

A copy of the Termination Agreement between NOC and Primrose is attached as Exhibit 10.2.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Exhibit Description

10.1	Agreement between Ninotsminda Oil Company Limited and Primrose Financial Group dated February 4th, 2005

10.2	Termination Agreement dated February 4th, 2005.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANARGO ENERGY CORPORATION
Date: February 7th, 2005	By:	/s/ Liz Landles
Liz Landles, Corporate Secretary

4